SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported) August 1, 1995



                               KOGER EQUITY, INC.
             (Exact name of registrant as specified in its charter)



      Florida                 1-9997           59-2898045
(State of incorporation    (Commission       (IRS Employer
   or organization)        File Number)    Identification No.)



3986 Boulevard Center Drive
   Jacksonville, Florida                          32207
(Address of principal executive offices)        (Zip Code)



Registrant's telephone number:        (904) 398-3403



                                       N/A
         (Former name or former address, if changed since last report)









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Item 5.  Other Events.

         As of August 1, 1995, The Koger Partnership, Ltd. (the "Partnership") of which Southeast Properties Holding Corporation, Inc. ("Southeast"), a wholly owned subsidiary of Koger Equity, Inc. (the "Company"), is the managing general partner, closed the sale of 90 of its 92 buildings and related land to entities which are wholly owned by a co-mingled pension trust for which Morgan Guaranty Trust Company of New York is the trustee (the "Purchaser") and whose investment manager is J.P. Morgan Investment Management Inc., for an aggregate gross sales price of approximately $152.5 million. This sale was pursuant to an agreement between the Purchaser and the Partnership previously announced on May 25, 1995 and the subject of an Item 5 Form 8-K Report dated May 25, 1995 of the Company (File No. 1-9997). Following the sale, the Partnership continues to hold two properties which are under contract to be sold to the Purchaser upon the satisfaction of certain property-related conditions for an aggregate purchase price of $1.5 million. It is expected the Partnership will be able to meet such conditions.

         Simultaneously with the sale by the Partnership of its properties, the Company sold to the Purchaser three buildings and part of the related land located in or contiguous to office centers substantially owned by the Partnership for an aggregate gross purchase price of $25,260,000. Indebtedness of approximately $21 million on the three buildings was discharged. The Purchaser continues to hold an option to purchase two additional parcels of land in Miami, Florida, from the Company.

         The Company or Southeast will receive approximately $45.3 million of the proceeds received by the Partnership upon the sale of its buildings (assuming the sale to the Purchaser of the two remaining buildings held by the Partnership is completed) in partial payment of an aggregate indebtedness owed by the Partnership to the Company of approximately $68.3 million.

         The Company expects to reduce debt during the current quarter by approximately $60 million, to $260 million, including the approximately $21 million debt reduction referred to above and the application of existing funds. The Company's debt to book capitalization ratio will improve from 53% to 48%. In connection with the above sales, a Company related entity has entered into a five-year management agreement to manage the properties purchased by the Purchaser.

         As these sales will substantially liquidate the assets of the Partnership, Southeast will receive no additional payments with respect to remaining debt owed it by the Partnership. Neither will Southeast as holder of 32.4% equity interest in the Partnership receive any future payments or distributions with respect to such equity interest.

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         The  Partnership's  sale of its properties and its  termination for tax purposes will be a taxable event to its partners including Southeast, the precise effect of which has not been determined at this time.





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Item 7.  Financial Statements and Exhibits.

         (c) Exhibits

             Exhibit Number              Description of Exhibit

             20                          Koger Equity, Inc. Press Release
                                         dated August 1, 1995




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                                    SIGNATURE

         Pursuant to the Requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                       KOGER EQUITY, INC.



Date:  August 1, 1995                  By:W. LAWRENCE JENKINS
                                          W. Lawrence Jenkins
                                          Title:  Vice President and
                                                  Corporate Secretary


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                                  EXHIBIT INDEX

         The following designated exhibits are filed herewith:

Exhibit

20           Koger Equity, Inc. Press Release
             dated August 1, 1995












































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